EXHIBIT 2




                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                               AVATEX CORPORATION

                                       AND

                               XETAVA CORPORATION


                            DATED AS OF APRIL 9, 1998







NYFS05...:\35\64935\0001\1187\AGR2198S.17J

                                TABLE OF CONTENTS

                                                                    Page

                                ARTICLE I
                               THE MERGER............................  2
            SECTION 1.1.  The Merger.................................  2
                          ----------
            SECTION 1.2.  Effective Time.............................  2
                          --------------
            SECTION 1.3.  Effects of the Merger......................  2
                          ---------------------
            SECTION 1.4.  Certificate of Incorporation...............  3
                          ----------------------------
            SECTION 1.5.  By-Laws....................................  3
                          -------
            SECTION 1.6.  Directors..................................  3
                          ---------
            SECTION 1.7.  Officers...................................  3
                          --------

                               ARTICLE II
                          CONVERSION OF SHARES.......................  3
            SECTION 2.1.  Conversion of Shares.......................  3
                          --------------------
            SECTION 2.2.  Exchange of Shares.........................  4
                          ------------------
            SECTION 2.3.  Closing of Transfer Books..................  7
                          -------------------------
            SECTION 2.4.  Stock Options..............................  7
                          -------------
            SECTION 2.5.  Employment Agreements and Related Arrangements  8
                          ----------------------------------------------

                               ARTICLE III
                                COVENANTS............................  8
            SECTION 3.1.  Registration Statement; Proxy Statement/Prospectus  8
                          --------------------------------------------------
            SECTION 3.2.  Stockholder Approval.......................  8
                          --------------------
            SECTION 3.3.  NYSE Listing...............................  9
                          ------------
            SECTION 3.4.  Fees and Expenses..........................  9
                          -----------------
            SECTION 3.5.  Fairness Opinion...........................  9
                          ----------------

                               ARTICLE IV
                 CONDITIONS TO THE OBLIGATIONS OF AVATEX
                               AND XETAVA ...........................  9
            SECTION 4.1.  Stockholder Approval.......................  9
                          --------------------
            SECTION 4.2.  Certain Proceedings........................  9
                          -------------------
            SECTION 4.3.  NYSE Listing...............................  9
                          ------------
            SECTION 4.4.  Registration Statement..................... 10
                          ----------------------
            SECTION 4.5.  Blue Sky Laws.............................. 10
                          -------------
            SECTION 4.6.  Tax Opinion................................ 10
                          -----------
            SECTION 4.7.  Fairness Opinion........................... 10
                          ----------------

                                ARTICLE V
                                 CLOSING............................. 10
            SECTION 5.1.  Time and Place............................. 10
                          --------------
            SECTION 5.2.  Filings at the Closing..................... 11
                          ----------------------

                               ARTICLE VI
                               TERMINATION........................... 11



                                  i
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                                                                    Page

            SECTION 6.1.  Termination................................ 11

                               ARTICLE VII
                              MISCELLANEOUS.......................... 11
            SECTION 7.1.  Amendment and Modification................. 11
                          --------------------------
            SECTION 7.2.  Indemnification............................ 11
                          ---------------
            SECTION 7.3.  Assignment................................. 13
                          ----------
            SECTION 7.4.  Governing Law.............................. 13
                          -------------
            SECTION 7.5.  Counterparts............................... 13
                          ------------
            SECTION 7.6.  Interpretation............................. 13
                          --------------
            SECTION 7.7.  Entire Agreement........................... 13
                          ----------------


Exhibit A --      Certificate of Merger of Avatex Corporation
                   with and into Xetava Corporation
Exhibit B --      Certificate of Incorporation of Xetava Corporation
Exhibit C --      By-laws of Xetava Corporation

Schedule 2.5 --   Employment Agreements, Benefit Plans

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


            AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 9, 1998, by and between AVATEX CORPORATION, a Delaware corporation ("Avatex"), and XETAVA CORPORATION, a Delaware corporation ("Xetava"). Avatex and Xetava are sometimes collectively referred to herein as the "Constituent Corporations".

                              W I T N E S S E T H:

            WHEREAS, Avatex has authorized capital stock consisting of (i) 50,000,000 shares of common stock, $5.00 par value per share (the "Old Avatex Common Stock"), of which 13,806,375 shares are issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of preferred stock, $5.00 par value, of which (a) 652,331 shares of $5 Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock"), and (b) 4,312,351 shares of $4.20 Cumulative Exchangeable Series A Preferred Stock (the "Series A Preferred Stock" and together with the Avatex Common Shares and the Convertible Preferred Stock, the "Avatex Shares") are issued and outstanding as of the date hereof; and

            WHEREAS, Xetava has authorized capital stock consisting of 50,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"), of which 100 shares are issued and outstanding as of the date hereof and are owned by Avatex, and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date hereof; and

            WHEREAS, Xetava is a direct, wholly-owned subsidiary of Avatex;
and

            WHEREAS, the Board of Directors of Avatex and Xetava believe it is in the best interest of each respective corporation and their respective stockholders to consummate the merger of Avatex with and into Xetava (the "Merger") pursuant to the applicable provisions of the General Corporation Law of the State of Delaware ("DGCL") and in accordance with the terms and subject to the conditions of this Agreement in a transaction intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

            WHEREAS, the Board of Directors of Avatex, pursuant to the applicable provisions of the DGCL, has approved this Agreement, and has recommended adoption of this Agreement by the stockholders of Avatex; and


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            WHEREAS, the Board of Directors of Xetava, pursuant to the applicable provisions of the DGCL, has approved this Agreement and has recommended adoption of this Agreement by its sole stockholder.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                ARTICLE I
                               THE MERGER

            SECTION 1.1. The Merger. Upon the terms and subject to the conditions hereof and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2 hereof) Avatex shall be merged with and into Xetava in accordance with the applicable provisions of the DGCL, and the separate corporate existence of Avatex shall thereupon cease. Following the Merger, Xetava shall continue as the surviving corporation (hereinafter referred to for periods from and after the Effective Time as the "Surviving Corporation") under the laws of the State of Delaware under the name "Avatex Corporation." At the Effective Time and pursuant to the applicable provisions of the DGCL, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all property, real, personal and mixed, of the Constituent Corporations on whatever account, all stock subscriptions and all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all other interests shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, in any of the Constituent Corporations, shall not revert or be in any way impaired by reason of the DGCL; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

            SECTION 1.2. Effective Time. The Merger shall be consummated by and shall be effective at the time (the "Effective Time") of the filing with the Delaware Secretary of State of a certificate of merger, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and such other documents as may be required by the provisions of the DGCL (which filings shall be made as soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV hereof). At the Effective Time, the Surviving Corporation shall change its name to "Avatex Corporation."

            SECTION 1.3. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

            SECTION 1.4. Certificate of Incorporation. The Certificate of Incorporation of Xetava (attached hereto as Exhibit B) immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with the terms thereof and the DGCL, except that Article First of the Certificate of Incorporation of the Surviving Corporation shall read in its entirety as follows:

            "FIRST:  The name of the corporation is: "Avatex Corporation."

            SECTION 1.5. By-Laws. The By-Laws of Xetava (attached hereto as Exhibit C), as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

            SECTION 1.6. Directors. The directors of Xetava at the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time for the duration of their terms of office and until their respective successors are thereafter duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

            SECTION 1.7. Officers. The officers of Xetava immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are thereafter duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

                               ARTICLE II
                          CONVERSION OF SHARES

            SECTION 2.1. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Avatex or Xetava or their respective stockholders:

            (i) Each share of Old Avatex Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into
0.5 share of Common Stock (the "Common Stock Exchange Ratio") of Xetava.

            (ii) Each share of Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into 4.1249 shares of Common Stock (the "Convertible Preferred Exchange Ratio") of Xetava.

            (iii) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into
3.7271 shares of Common Stock (the "Series A Preferred Exchange Ratio") of Xetava. The shares of Common Stock of Xetava to be received in the Merger are sometimes hereinafter referred to as the "Merger Consideration."

            (iv) Notwithstanding the foregoing, each share of Old Avatex Common Stock, each share of Convertible Preferred Stock and each share of Series A Preferred Stock that immediately prior to the Effective Time is held in the treasury of Avatex shall be cancelled by virtue of the Merger without any payment of any consideration therefor and shall cease to exist, and no shares of Common Stock or other consideration shall be delivered in exchange for such shares.

            (v) Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled by virtue of the Merger without any payment of any consideration therefor and shall cease to exist.

            SECTION 2.2. Exchange of Shares. (a) Prior to the Effective Time, Xetava shall designate a bank or trust company to act as exchange agent (the "Exchange Agent") in connection with the Merger. As of the Effective Time, Xetava shall take all steps necessary to enable and cause the Exchange Agent to deliver the certificates representing the Merger Consideration (as well as to deliver any other consideration payable pursuant to this Article II) as and when certificates for Avatex Shares are properly surrendered. Notwithstanding anything herein to the contrary, Common Stock into which Avatex Shares shall be converted in the Merger shall be deemed to be issued as of the Effective Time. No dividends or other distributions with a record date after the Effective Time with respect to shares of Common Stock shall be paid to the holder of any unsurrendered Avatex stock certificate (a "Certificate") with respect to which shares of Common Stock shall have been issued in the Merger until such Certificate shall be surrendered for exchange as provided herein, but (i) upon such surrender there shall be paid, without interest, to the person in whose name the certificates representing such shares of Common Stock shall be issued the amount of dividends theretofore paid with respect to such shares of Common Stock as of any record date subsequent to the Effective Time (but prior to such surrender) and the amount of any cash payable to such person in lieu of fractional shares of Common Stock pursuant to this Section 2.2 and (ii) at the appropriate payment date or as soon as practicable thereafter, there shall be paid to such person the amount of dividends with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Common Stock, subject in any case to any applicable abandoned property, escheat or similar laws.

            (b) Promptly after the Effective Time, Avatex shall cause the Exchange Agent to mail to each record holder of a Certificate, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and

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title to the Certificates shall pass, only upon proper delivery of the
Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates.

            (c) Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be requested, the holder of such Certificate shall be entitled to receive in exchange therefor stock certificates representing the Merger Consideration deliverable in respect of the Avatex Shares formerly evidenced by such Certificate or Certificates (together with any cash in lieu of fractional shares of Common Stock pursuant to Section 2.2(e)) and amounts payable pursuant to Section 2.2(a) hereof, and such Certificate or Certificates shall forthwith be cancelled. Until surrendered in accordance with the provisions of this Section 2.2(c), each Certificate shall represent for all purposes the Merger Consideration and the right to receive cash in lieu of fractional shares and amounts payable pursuant to Section 2.2(a) hereof. If a Certificate or Certificates formerly evidencing more than one Avatex Share shall be surrendered for exchange as provided in this Agreement at one time by the same holder, certificates representing the number of full shares of Common Stock, the amount of cash in lieu of fractional shares of Common Stock and amounts payable pursuant to Section 2.2(a) hereof deliverable upon the surrender thereof shall be computed on the basis of the aggregate number of Avatex Shares formerly evidenced by such Certificates so surrendered. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Avatex Shares for any Merger Consideration or any other consideration payable pursuant to this Article II delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (d) If the certificates representing the shares of Common Stock are to be delivered to a person other than the person in whose name the Certificate surrendered in exchange thereof is registered, it shall be a condition to the delivery of such certificates representing Common Stock that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

            (e) Notwithstanding anything herein to the contrary, no certificates representing fractional shares of Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Section 2.2, and no fractional shares of Common Stock shall be issued in the Merger. Such fractional share interests shall not entitle the holder thereof to vote or to any rights as a security holder of Xetava. In lieu of any fractional shares of Common Stock, the Exchange Agent shall, on behalf of all persons who otherwise would have been entitled to fractional shares of Common Stock, as soon as practicable after the Effective Time, aggregate all such fractional interests (collectively, the "Fractional Shares") and, at Xetava's option, such Fractional Shares shall be purchased by Xetava or otherwise sold by the Exchange Agent as agent for the persons who otherwise would have been entitled to such Fractional Shares, in either case at the then prevailing price on the New York Stock Exchange (the "NYSE"), all in the manner provided in Section 2.2(f). Xetava

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
will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Fractional Shares.

            (f) To the extent not purchased by Xetava, the sale of the Fractional Shares by the Exchange Agent will be executed on the NYSE or through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. In either case, the Exchange Agent will determine the portion, if any, of the net proceeds of such sale to which each person who would otherwise have been entitled to a Fractional Share is entitled, by multiplying the amount of the aggregate net proceeds of the sale of the Fractional Shares, by a fraction, the numerator of which is the amount of Fractional Shares such person would otherwise have been entitled to and the denominator of which is the aggregate amount of Fractional Shares to which all such persons would otherwise have been entitled to.

            (g) As soon as practicable after the determination of the amount of cash, if any, to be paid to the persons who would otherwise have been entitled to such amounts, without interest, to such persons; provided, however, that no such amount will be paid to any such person prior to the surrender by such person of the Certificates formerly representing such person's Avatex Shares. All cash proceeds from the sale of Fractional Shares to be paid pursuant to this Section, if unclaimed at the sixth month anniversary of the Effective Time, shall be released and paid by the Exchange Agent to Xetava, after which time persons entitled thereto may look only to Xetava for payment thereof. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable for any cash proceeds delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (h) Promptly following the date that is six months after the Effective Time, the Exchange Agent shall return to Xetava all certificates representing shares of Common Stock, as well as all other amounts payable pursuant to this Article II in its possession, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing an Avatex Share may surrender such Certificate to Xetava and (subject to applicable abandoned property, escheat or similar laws) receive in exchange therefor the certificates representing Merger Consideration, cash in lieu of Fractional Shares, if any, pursuant to the terms hereof and any amounts payable pursuant to Section 2.2(a) hereof.

            (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Xetava shall issue in exchange for such lost, stolen or destroyed certificate, certificates representing the Merger Consideration, cash in lieu of fractional shares, if any, and any amounts payable pursuant to Section 2.2(a) hereof, deliverable in respect thereof as determined in accordance with this Article II; provided, however, that the Board of Directors of Xetava may, in its discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate to give Xetava a bond in such sum as it may direct as indemnity against any claim that may be made against Xetava with respect to the Certificate alleged to have been lost, stolen or destroyed.

            SECTION 2.3. Closing of Transfer Books. After the Effective Time there shall be no transfers on the stock transfer books of Avatex of the Avatex Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing the Merger Consideration, cash in lieu of fractional shares, if any, as provided in this
Article II and any amounts payable pursuant to Section 2.2(a) hereof.

            SECTION 2.4. Stock Options. At the Effective Time, Avatex's obligations with respect to each outstanding option to purchase shares of Old Avatex Common Stock (collectively, the "Stock Options" and each a "Stock Option") granted pursuant to Avatex's 1993 Stock Option and Performance Award Plan, as amended (the "Avatex Option Plan"), or any of Avatex's other stock option plans or agreements (the "Avatex Stock Option Plans") shall be assumed by Xetava. The Stock Options assumed by Xetava shall continue to have, and be subject to, the same terms and conditions set forth in the Avatex Stock Option Plans and agreements pursuant to which such Stock Options were issued as in effect immediately prior to the Effective Time, except that the Stock Options shall thereupon be exercisable for shares of Common Stock and (a) the number of shares for which such Stock Option shall be exercisable shall equal the product of the Common Stock Exchange Ratio and the number of shares of Old Avatex Common Stock subject to the Stock Option immediately prior to the Effective Time (rounded down to the nearest whole number), and (b) the per share exercise price for the shares of Common Stock issuable upon the exercise of such assumed Stock Option shall be equal to the aggregate exercise price for the shares of Old Avatex Common Stock subject to the Stock Option, divided by the number of shares of Common Stock deemed to be purchasable pursuant to the Option. The date of grant shall be the date on which the Stock Option was originally granted. Xetava shall (i) reserve for issuance the number of shares of Common Stock that will become issuable upon the exercise of such Stock Options pursuant to this Section 2.4, (ii) at the Effective Time, execute a document evidencing the assumption by Xetava of Avatex's obligations with respect thereto under this Section 2.4 and
(iii) cause the shares of Common Stock issuable upon exercise of such Stock Options to be registered under the Securities Act of 1933, as amended (the "Securities Act"), as soon as practicable following the Effective Time, and to use its best efforts to maintain the effectiveness of such registration for so long as such Stock Options remain outstanding. Nothing in this Section 2.4 shall affect the schedule of the vesting (or the acceleration thereof) with respect to the Stock Options, in accordance with the terms thereof, to be assumed by Xetava as provided in this Section 2.4.

            SECTION 2.5. Employment Agreements and Related Arrangements. At the Effective Date, Xetava shall assume all of Avatex's rights and obligations under the employment agreements and other benefit plans and arrangements applicable to or covering current employees of Avatex listed on Schedule 2.5 hereto. All references to Avatex in such agreements, plans and arrangements shall be deemed to be references to Xetava.


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
                               ARTICLE III
                                COVENANTS

            SECTION 3.1. Registration Statement; Proxy Statement/Prospectus. After the execution of this Agreement, Xetava shall prepare and file with the SEC under the Securities Act a registration statement (the "Registration Statement") with respect to the Common Stock to be issued in the Merger and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Xetava also shall take any action required to be taken under state blue sky or securities laws in connection with the issuance of Common Stock pursuant to the Merger, and Avatex and Xetava shall furnish all information concerning Avatex and Xetava and the holders of Avatex Shares and shall take such other action as may be reasonably requested by the SEC. Avatex shall prepare for inclusion in the Registration Statement, shall file with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or before the time the Registration Statement is filed as provided above, and shall use all reasonable efforts to have cleared by the SEC, the Proxy Statement with respect to the special meeting of stockholders of Avatex as provided in Section 3.2 below, and shall mail the Proxy Statement to its stockholders as promptly as practicable after clearance of the Proxy Statement with the SEC. The Proxy Statement shall include the recommendation of the Board of Directors of Avatex in favor of adoption of this Agreement.

            SECTION 3.2. Stockholder Approval. (a) Avatex shall take all steps necessary to call, give notice of in accordance with the DGCL, convene and hold a special meeting of its stockholders entitled to vote (the "Stockholders' Special Meeting") as soon as practicable for the purpose of adopting this Agreement and for such other purposes as may be necessary or desirable.

            (b) The Board of Directors of Avatex has determined that this Agreement is advisable and in the best interests of its stockholders and shall recommend to its stockholders the adoption of this Agreement and shall use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

            SECTION 3.3. NYSE Listing. Xetava shall use its best efforts to effect, at or before the Effective Time, approval for listing on the NYSE, upon official notice of issuance, of the Common Stock to be issued pursuant to the Merger.

            SECTION 3.4. Fees and Expenses. Each party hereto shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

            SECTION 3.5. Fairness Opinion. The Board of Directors of Avatex shall use its reasonable best efforts to obtain an opinion of Gordian Group, L.P., financial advisor to the Board of Directors of Avatex (the "Fairness Opinion"), in form and substance satisfactory to the Board of Directors to the effect that, as of the date hereof, the consideration to be received by the holders of the Old Avatex Common Stock, the Convertible Preferred Stock and the Series A Preferred Stock pursuant to the Merger is fair to such holders from a financial point of view.

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
                               ARTICLE IV
                 CONDITIONS TO THE OBLIGATIONS OF AVATEX
                               AND XETAVA

            The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            SECTION 4.1. Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders (the "Stockholder Approval") of at least a majority of the outstanding votes of shares of Old Avatex Common Stock at a special meeting of Avatex stockholders and by written consent of the sole stockholder of Xetava.

            SECTION 4.2. Certain Proceedings. Neither Avatex nor Xetava shall be subject to any writ, order, decree or injunction of a court of competent jurisdiction prohibiting or restricting the consummation of the Merger.

            SECTION 4.3. NYSE Listing. The Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

            SECTION 4.4. Registration Statement. The Registration Statement shall have been declared effective, shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued or proceedings for that purpose shall have been instituted.

            SECTION 4.5. Blue Sky Laws. Xetava shall have received all Blue Sky authorizations necessary to issue the Merger Consideration.

            SECTION 4.6. Tax Opinion. Avatex and Xetava shall have received an opinion of their counsel, Weil, Gotshal & Manges LLP, to the effect that, for federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by Avatex or Xetava; (iii) no gain or loss will be recognized by a holder of Avatex Shares upon the exchange of such shares solely for shares of Common Stock pursuant to the Merger (except with respect to any cash received in lieu of Fractional Shares and any Common Stock received on account of dividend arrearages); (iv) the aggregate tax basis of the shares of Common Stock received by a holder of Avatex Shares in the Merger will be the same as the aggregate tax basis of the Avatex Shares surrendered in exchange therefor (increased by the fair market value of any Common Stock received on account of dividend arrearages), less the amount of such tax basis allocable to Fractional Shares for which cash is received; (v) a holder's holding period in such shares of Common Stock (other than to the extent received on account of dividend arrearages) will include its holding period in such Avatex Shares,

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
provided the Avatex Shares were held as a capital asset on the date of the Merger; and (vi) no portion of the Common Stock received by a holder will be treated as received on account of dividend arrearages, except, if the Merger is treated as a recapitalization within the meaning of Section 368(a) of the Code, to the extent (if any) that the fair market value at the Effective Time of any Common Stock received in exchange for shares of Series A Preferred Stock or Convertible Preferred Stock exceeds the issue price of such shares. In rendering such opinion, Weil, Gotshal & Manges LLP may receive and rely upon representations contained in certificates.

            SECTION 4.7. Fairness Opinion. The Fairness Opinion shall have been received and shall not have been modified, withdrawn or revoked (i) as of the time of the mailing of the Proxy Statement to the stockholders of Avatex or (ii) before the Effective Time.

                                ARTICLE V
                                 CLOSING

            SECTION 5.1. Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, on a date agreed to by Avatex and Xetava following satisfaction or waiver by Avatex or Xetava, as the case may be, of the conditions set forth in Article IV. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

            SECTION 5.2. Filings at the Closing. Avatex and Xetava shall immediately after the Closing (a) file with the Delaware Secretary of State a certificate of merger in the form annexed as Exhibit A hereto and (b) take all such other and further actions as may be required by law to make the Merger effective.

                               ARTICLE VI
                               TERMINATION

            SECTION 6.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Stockholder Approval, by the Board of Directors of either of Avatex or Xetava. In the event of termination of the Merger pursuant to the foregoing sentence, this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto.

                               ARTICLE VII
                              MISCELLANEOUS

            SECTION 7.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented, before or after Stockholder Approval, only by written agreement of Avatex and Xetava at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after this Agreement is adopted by Avatex's stockholders pursuant to Section 3.2, no such amendment or modification shall be made that by law requires further approval by the stockholders of Avatex without the further approval of such stockholders.

            SECTION 7.2. Indemnification. (a) The Surviving Corporation shall maintain, for a period of at least six years from the Effective Time, (i) director and officer liability insurance providing at least the same amounts and coverage with respect to Avatex's present and former officers and directors as the current policies maintained by or on behalf of Avatex, and containing terms and conditions which are no less advantageous with respect to matters existing or occurring at or prior to the Effective Time, and in the event any claim is made against present or former directors or officers of Avatex that is covered, in whole or in part, or potentially so covered by insurance, the Surviving Corporation shall not do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim; provided, however, that if the cost of maintaining such insurance exceeds twice the current cost related to providing such insurance (the "Current Cost"), then the Surviving Corporation shall maintain such director and officer liability insurance with the maximum amount of coverage obtainable at twice such Current Cost, and (ii) provisions in its certificate of incorporation and by-laws relating to indemnification, exculpation and advancement of expenses no less favorable than the rights to indemnification, exculpation and advancement of expenses now existing in favor of the present and former directors and officers of Avatex and its subsidiaries as provided in its certificate of incorporation or by-laws or otherwise in effect on the date hereof; provided, however, that with respect to any claim asserted, made or originated prior to the expiration of such six-year period until the final disposition of such Claim (as hereinafter defined), and that during such period, the Certificate of Incorporation and By-Laws of the Surviving Corporation shall not be amended to reduce or limit the rights of indemnity or advancement of expenses of the present and former directors or officers of Avatex, or the ability of the Surviving Corporation to indemnify (or advance expenses to) them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or advancement of expenses or the ability to indemnify or advance expenses.

            (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Avatex against all losses, claims, damages, costs, expenses or liabilities, or in connection with any claim, action, suit, proceeding or investigation (a "Claim"), arising out of the fact that such person is or was an officer or director of Avatex (or out of any action taken by any such person on behalf of Avatex), pertaining to any matter existing or occurring at or prior to the Effective Time

(including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, or at or after, the Effective Time. In each case such indemnification shall be to the fullest extent that a corporation is permitted under applicable law to indemnify its own directors and officers, as the case may be (and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each such present or former director or officer of Avatex seeking indemnification hereunder to the full extent permitted by law).

            (c) Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification under this Section 7.2, it shall direct, at the election of the director or officer of Avatex seeking indemnification hereunder, that the determination of any such approval shall be made by independent counsel acceptable to the Surviving Corporation selected by such present or former director or officer of Avatex seeking indemnification hereunder.

            (d) This Section 7.2 shall survive the consummation of the Merger. The provisions of this Section 7.2 are intended to be for the benefit of, and shall be enforceable by the present and former directors and officers of Avatex. The rights provided under this Section 7.2 shall be in addition to, and not in lieu of, any rights to which any party may have under the Certificate of Incorporation or By-Laws of Avatex or the Surviving Corporation, any other agreements or otherwise.

            SECTION 7.3. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

            SECTION 7.4. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

            SECTION 7.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 7.6. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation.

            SECTION 7.7. Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

            IN WITNESS WHEREOF, Avatex and Xetava have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.

                              AVATEX CORPORATION



                              By:
                              Name:  Abbey J. Butler
                              Title: Co-Chief Executive Officer


                              XETAVA CORPORATION



                              By:
                              Name:  Melvyn J. Estrin
                              Title: Co-Chief Executive Officer

                                                                     EXHIBIT A

                              CERTIFICATE OF MERGER

                                       OF

                               AVATEX CORPORATION

                                  WITH AND INTO

                               XETAVA CORPORATION

                                Under Section 251

                                       of

                      the Delaware General Corporation Law


      XETAVA CORPORATION, a Delaware corporation, hereby certifies that:

      FIRST: The name and the state of incorporation of each of the constituent corporations is as follows:

            Name                          State of Incorporation
            ----                          ----------------------

Avatex Corporation ("Avatex")                   Delaware
Xetava Corporation ("Xetava")                   Delaware

      SECOND: An Agreement and Plan of Merger, dated as of ________ 1998, (the "Agreement of Merger") by and between Avatex and Xetava has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations named above in accordance with Section 251 (and, with respect to Xetava, by the written consent of its sole stockholder in accordance with
Section 228) of the General Corporation Law of the State of Delaware.

      THIRD: The name of the surviving corporation is Xetava Corporation (the "Surviving Corporation"), which upon consummation of the merger will change its name to Avatex Corporation.

      FOURTH: The Certificate of Incorporation of Xetava as in effect immediately prior to the merger shall be amended to delete Article FIRST set forth therein in its entirety and to substitute the following in lieu thereof:
"FIRST: The name of the Corporation is AVATEX CORPORATION." The Certificate of Incorporation of

Xetava, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation.

      FIFTH: The executed Agreement of Merger is on file at the principal place of business of the Surviving Corporation at 5190 N. Central Expressway, Suite 1780, Dallas, Texas 75206.

      SIXTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

      IN WITNESS WHEREOF, Xetava has caused this certificate to be executed as of the day of April, 1998.



                          XETAVA CORPORATION


                          By:__________________________
                             Name: Edward L. Massman
                            Title: Senior Vice President and
                                           Chief Financial Officer

                                                                     EXHIBIT B

                          CERTIFICATE OF INCORPORATION
                                       OF
                               XETAVA CORPORATION

            The undersigned, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies that:

      FIRST:  The name of the Corporation is XETAVA CORPORATION.

      SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address in the State of Delaware is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL. The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the DGCL.

      FOURTH:  The Corporation is to have perpetual existence.

      FIFTH: The name and mailing address of the incorporator of the Corporation are Donna L. Killmon, Esq., c/o Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

      SIXTH: SECTION 1. The total number of shares of capital stock that the Corporation shall have authority to issue is 60,000,000, of which 50,000,000 shares shall be common stock, par value $0.01 per share (the "Common Stock") and 10,000,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"). The shares of Common Stock of the Corporation shall be of one and the same class.

            SECTION 2. The holders of Common Stock shall have one vote per share of Common Stock on all matters on which holders of Common Stock are entitled to vote.

            SECTION 3. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (a) the designation of such series, and the number of shares (which number may be decreased before the issuance thereof or may be increased) that shall be included in such series;

         (b) the dividend rate, the dividend dates (which shall be no more frequent than quarterly) upon which dividends shall be payable, and the date from which dividends shall be cumulative on shares issued prior to the record date for the determination of shareholders entitled to receive payment of the first dividend on any shares of such series, together with the limitations, if any, on dividends or other distributions on common stock which are to obtain so long as any shares of such series shall be outstanding;

         (c) the price at which shares of such series are redeemable, otherwise than for the purpose of a sinking fund applicable thereto, and any limitations and restrictions with respect to such redemption;

         (d) the obligation, if any, of the Corporation to purchase and retire or redeem shares of such series for the purpose of a sinking fund, and the price at which, and the terms and conditions on which, shares will be purchased or redeemed for such sinking fund;

         (e) the amount payable to the holder of each share of such series in the event of a voluntary liquidation, dissolution or winding up of the Corporation before any payment shall be made to the holders of shares of Common Stock;

         (f) the right, if any, of the holders of shares of such series to convert the same into shares of any other class or series within a class, and the conversion price or rate and the method, if any, of adjusting the same; and

         (g) the voting rights, if any, of the holders of shares of such series.

      SEVENTH: No holder of shares of capital stock of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to purchase, subscribe for, or otherwise acquire any shares of capital stock of the Corporation of any class, now or hereafter authorized, or any securities or obligations now or hereafter authorized, convertible or exchangeable for any such shares.

      EIGHTH: SECTION 1. As used in this Article EIGHTH, the following terms have the following respective meanings:

      "Corporation Securities" means (i) shares of common stock of the Corporation, (ii) warrants, rights, or options (within the meaning of Treasury Regulation ss.1.382-4(d)(9)) to purchase stock of the Corporation and (iii) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation ss.1.382-2T(f)(18).

      "Percentage Stock Ownership" means percentage stock ownership as determined in accordance with Treasury Regulation ss.1.382-2 et seq.

      "Five-Percent Shareholder" means a Person or group of Persons that is identified as a "5-percent shareholder" of the Corporation pursuant to Treasury Regulation ss.1.382-2T(g)(1).

      "Person" means an individual, corporation, estate, trust, association, company, partnership, joint venture or other entity.

      "Prohibited Transfer" means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and void under this Article EIGHTH.

      "Restriction Release Date" means the earlier of December 31, 2013, the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") (and any comparable successor provision) ("Section 382"), or the beginning of a taxable year of the Corporation (or any successor thereof) to which no Tax Benefits may be carried forward.

      "Tax Benefits" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any "net unrealized built-in loss" within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

      "Transfer" means any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition (including by way of merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or other action or otherwise by operation of law). A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation ss.1.382-4(d)(9)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation.

      "Treasury Regulation ss.1.382" means the temporary income tax regulations promulgated under Section 382, and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

      SECTION 2. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such attempted Transfer (or any series of Transfers of which such attempted Transfer is a part), either (1) any Person or group of Persons would become a Five-Percent Shareholder, or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder would be increased; provided, however, that nothing herein contained shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. in the Corporation Securities.

      SECTION 3. The restrictions set forth in Section 2 of this Article EIGHTH shall not apply to an attempted Transfer if the transferor or the transferee obtains the prior written approval of the Board of Directors of the Corporation. As a condition to granting its approval, the Board of Directors may, in its discretion, require an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

      SECTION 4. (a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee (the "Purported Transferee") of such a Prohibited Transfer from a purported transferor (the "Purported Transferor") shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the "Excess Securities"). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities.

          (b) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee and Purported Transferor shall transfer or cause to be transferred any certificate or other evidence of purported ownership of the Excess Securities within the Purported Transferee's or Purported Transferor's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities ("Prohibited Distributions"), to an agent designated by the Board of Directors (the "Agent"). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions (over the New York Stock Exchange, if possible); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has purportedly resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 4(c) of this Article EIGHTH if the Agent rather than the Purported Transferee had resold the Excess Securities.

          (c) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the attempted Transfer, of the Excess Securities at the time of the attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined in the discretion of the Board of Directors; and (3) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (and any comparable successor provision) ("Section 501(c)(3)") selected by the Board of Directors, with no single organization receiving Excess Securities in an amount that would provide it with greater than a 4.75 Percentage Stock Ownership in such class. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (2) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Article EIGHTH inure to the benefit of the Corporation.

          (d) If the Purported Transferee or Purported Transferor fails to surrender the purported evidence of the Excess Securities or the sums of money required by Section 4(b) hereof to the Agent within 30 business days from the date on which the Corporation makes a demand pursuant to Section 4(b) of this Article EIGHTH, then the Corporation shall institute legal proceedings or take other appropriate action to compel the surrender.

          (e) The Corporation shall make the demand described in Section 4(b) of this Article EIGHTH within 30 days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Article EIGHTH shall apply nonetheless.

          (f) Upon a request by the Corporation, a shareholder of the Corporation shall disclose to the Corporation in writing such information with respect to such shareholder's direct and indirect ownership of capital stock of the Corporation as the Corporation deems necessary to ensure compliance with this Article EIGHTH.

      SECTION 5. (a) The Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this Article EIGHTH.

          (b) All certificates representing Corporation Securities issued after the effectiveness of this Article EIGHTH shall bear a conspicuous legend as follows:

          THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE EIGHTH OF THE CERTIFICATE OF INCORPORATION OF XETAVA CORPORATION, AS SUCH ARTICLE EIGHTH OF THE CERTIFICATE OF INCORPORATION MAY BE AMENDED

          FROM TIME TO TIME, REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

          (c) The Board of Directors of the Corporation shall have the power to determine all matters necessary to determine compliance with this Article EIGHTH, including without limitation (1) whether a new Five-Percent Shareholder would be required to be identified in certain circumstances, (2) whether an attempted Transfer would be a Prohibited Transfer, (3) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to clause (2) of Section 4(c) of this Article EIGHTH, and (6) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article EIGHTH.

      NINTH: The number of directors of the Corporation shall be fixed from time to time solely by the Board of Directors of the Corporation, but shall not be less than three. The initial number of directors of the Corporation shall be seven. The directors shall be divided into three classes with the total number of directors to be allocated among the three classes as equally as possible. The initial term of office of the first class of directors shall expire at the 1999 annual meeting of stockholders; the initial term of office of the second class of directors shall expire at the 2000 annual meeting of stockholders; and the initial term of office of the third class of directors shall expire at the 2001 annual meeting of stockholders, in each case upon the election and qualification of their successors. Commencing with the 1999 annual meeting of stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected to a term of office to expire at the third succeeding annual meeting of stockholders after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain the number of directors in each class as nearly equal as reasonably possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Newly-created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article NINTH unless expressly provided by such terms. Notwithstanding any other provisions of this Certificate of Incorporation or the by-laws of the Corporation, the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding voting stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article NINTH of this

Certificate of Incorporation or any similar provision contained in the by-laws of the Corporation.

      TENTH: The Board of Directors shall have the power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as a majority of the Board of Directors deems expedient and for the best interests of the Corporation, provided such lease, sale or exchange be authorized by the affirmative vote of the holders of record of at least two-thirds of the total number of shares of the stock of the Corporation, at the time issued and outstanding, having voting power, given at a stockholder's meeting duly called for that purpose.

      ELEVENTH: Notwithstanding the laws of the State of Delaware and other provisions of this Certificate of Incorporation as to the affirmative vote of the stockholders required to approve certain transactions, the transactions hereinafter described shall under the circumstances hereinafter set forth require a higher vote of the stockholders, all as hereinafter set forth:

      SECTION 1. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in
Section 2 of this Article ELEVENTH or as otherwise prohibited by applicable law:

          (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or series of transactions) to, or for the benefit of, any Interested Stockholder or any Affiliate of the Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more; or

          (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to, or for the benefit of, any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

          (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by, on behalf of, or for the benefit of, an Interested Stockholder or any Affiliate of any Interested Stockholder; or

         (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; or

          (vi) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses
                  (i) through (v);

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. The term "Business Combination" as hereinafter used in the Article ELEVENTH shall mean any transaction which is referred to in any one or more of clauses (i) through (vi) of this Section 1.

      SECTION 2. The provisions of Section 1 of this Article ELEVENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if the conditions specified in either of the following paragraphs (a) or (b) are met:

      (a) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

      (b) All of the following conditions shall have been met:

            (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                  (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                  (B) the Fair Market Value per share of Common Stock on the
            Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such later date is referred to in this Article ELEVENTH as the "Determination Date"), whichever is higher; and

                  (C) (if applicable) the price per share equal to the Fair
            Market Value per share of Common Stock determined pursuant to paragraph b(i)(B) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.

            (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than Institutional Voting Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the requirement of this paragraph b(ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                  (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                  (B) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (C) the Fair Market Value per share of such class of Voting
            Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                  (D) (if applicable) the price per share equal to the Fair
            Market Value per share of such class of Voting Stock determined pursuant to paragraph b(ii)(C) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting

            Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Voting Stock on the first date in such two-year period upon which the Interested Stockholder acquired any shares of such class of Voting Stock.

            (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

            (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
          Combination: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (b) such Interested Stockholder shall have not become the Beneficial Owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

            (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

            (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information is required to be mailed pursuant to such Act or subsequent provisions).

      SECTION 3. As used in this Article ELEVENTH, the following terms have the following respective meanings:

      "Person" means an individual, corporation, estate, trust, association, company, partnership, joint venture or other entity.

      "Interested Stockholder" means any Person (other than the Corporation, any Subsidiary, or any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee or fiduciary with respect to any such plan, or holding Voting Stock for the purpose of funding any such plan or funding other employee benefits for employees of the Corporation or any Subsidiary when acting in such capacity) who or which:

            (i) is or has announced or publicly disclosed a plan or intention to become the Beneficial Owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

            (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

            (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          For the purposes of determining whether a Person is an Interested Stockholder, the number of shares of Voting Stock deeded to be outstanding shall include shares deemed owned through application of the definition of Beneficial Owner but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

      "Beneficial Owner" of any Voting Stock means:

            (i) which such Person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

            (ii) which such Person or any of its Affiliates or Associates has
          (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such Person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such Person nor any such Affiliate or Associate is otherwise deemed the beneficial owner); or

            (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except to the extent contemplated by the parenthetical clause in (ii)(b) above) or disposing of any shares of Voting Stock.

      "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 7, 1998.

      "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

      "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with an Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who (a) is thereafter elected or is appointed to fill any vacancy or newly-created directorship, (b) is not an Affiliate or Associate or representative of any Interested Stockholder and (c) is recommended or elected, as the case may be, by a majority of the then Continuing Directors. In order for a Business Combination or other action to be approved, or a fact or other matter to be determined, "by a majority of the Continuing Directors" hereunder, there must be one or more Continuing Directors then serving on the Board of Directors.

      "Fair Market Value" means: (i) in the case of cash, the amount thereof;
(ii) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for stocks listed on the New York Stock Exchange, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (iii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors, if any.

      "Institutional Voting Stock" means any class of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

      SECTION 4. In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in paragraphs (b)(i) and (ii) of Section 2 of this Article ELEVENTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

      SECTION 5. A majority of the Continuing Directors, if any, shall have the power and duty to determine for the purposes of this Article ELEVENTH, on the basis of information known to them after reasonable inquiry, all questions arising under this Article ELEVENTH, including, without limitation, (A) whether a Person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any Person, (C) whether a Person is an Affiliate or Associate of another, (D) whether a class of Voting Stock is Institutional Voting Stock, (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more and (F) whether the applicable conditions set forth in Section 2(b) of this Article ELEVENTH have been met with respect to any Business Combination.

      SECTION 6. Nothing contained in this Article ELEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

      SECTION 7. The fact that any Business Combination complies with the provisions of Section 2(b) of this Article ELEVENTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

      SECTION 8. Notwithstanding any other provisions of this Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article ELEVENTH of this Certificate of Incorporation.

      TWELFTH: The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors, which instrument or instruments may contain such provisions against dilution of the stock deliverable against said rights or options as may, in the judgment of the Board of Directors, be deemed expedient or necessary, and may contain a provision that if the Corporation shall offer to its stockholders of any class or series as a class, rights to subscribe for shares of stock or other securities, it shall offer to the holders of such rights or options the right to subscribe for such stock or other securities on the terms and to the extent on and to which the holders of such rights or options would be entitled to subscribe were they the holders of record of the number of shares of stock then deliverable against such rights or options. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which any such shares may be purchased from the Corporation upon the exercise of any such right or option, shall be such as shall be fixed and stated in a resolution or resolutions adopted by the Board of Directors providing for the creation and issue of such rights or options, and, in every case, set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. The Corporation shall reserve and have at all times available a sufficient number of its shares of stock or securities or assets to satisfy the rights and privileges contained in all its outstanding rights or options for the purpose of stock or other securities.

      THIRTEENTH: In addition to the powers and authorities herein or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, however, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the by-laws of the Corporation.

      FOURTEENTH: In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

      FIFTEENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any written consent in lieu of a meeting by such holders.

      SIXTEENTH: A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL or (D) for any transaction from which the director derives an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this article shall not adversely affect any right or protections of a director of the Corporation existing at the time of such repeal or modification.

      SEVENTEENTH: To the fullest extent permitted by Section 145 of the DGCL or any successor provisions thereto, (A) the Corporation shall (1) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (a "proceeding"), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and (2) pay, upon receipt of any undertaking to repay amounts advanced required by the DGCL, expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, and (B) the Corporation may (1) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee or agent of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and (2) pay expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Notwithstanding clause (A)(1) of the preceding sentence, the Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation. The foregoing indemnification and advancement of expenses provisions shall not be deemed exclusive of any other rights to indemnification or advancement of expenses to which any such person may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise and are deemed to be contract rights with respect to each person entitled to the benefits of such new provisions. Any change in law that purports to restrict the ability of the Corporation to indemnify or advance expenses to any such person shall not affect the Corporation's obligation or right to indemnify and advance expenses to any such person with respect to any action, claim, suit or proceeding that occurred or arose or that is based on events or acts that occurred or arose, prior to such change in law.

      EIGHTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, provided that in addition to any other vote of stockholders required elsewhere in this Certificate of Incorporation (including Article NINTH hereof), such amendment, alteration, change or repeal is authorized by a resolution adopted by the affirmative vote of the holders of record of at least two-thirds of the total number of shares of capital stock of the Corporation at the time issued and outstanding having voting powers given at a stockholders' meeting duly called for that purpose, and all rights and powers conferred herein upon stockholders, directors and officers are subject to this reserved power.

          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 8th day of April, 1998.


                                    Donna L. Killmon,
                                    Sole Incorporator

                                                                    EXHIBIT C


                               XETAVA CORPORATION
                                     BY-LAWS

                                     OFFICES

          1. The principal office of XETAVA CORPORATION (the "Corporation") shall be in the City of Wilmington, County of New Castle, State of Delaware, and the name of the resident agent in charge thereof is the Corporation Trust Company.

          The Corporation may also have offices outside the State of Delaware at such places as the Board of Directors may, from time to time, appoint or the business of the Corporation may require.

                                      SEALS

          2. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed, reproduced or otherwise.

                             STOCKHOLDERS' MEETINGS

          3. All the meetings of the stockholders shall be held at the office of the Corporation in the City of Wilmington, County of New Castle, State of Delaware, or at such other places as the Board of Directors may determine.

          4. The annual meeting of the stockholders shall be held on the third Wednesday of July of each year, commencing in 1999, if not a legal holiday, and if a legal holiday, then on the next secular day following, at 10:00 a.m. (Daylight Savings Time, if in effect), or at such other date and time as the Board of Directors may determine. At the annual meeting of stockholders, the stockholders shall elect by a plurality vote, by ballot, a Board of Directors and may transact any and all other business which may be brought before the meeting.

          5. The holders of forty percent (40%) in voting power of the issued and outstanding stock of the Corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum, except as otherwise required by the laws of Delaware, by the Certificate of Incorporation or by these By-laws. In the event of lack of a quorum, the chairman of the meeting or a majority in interest of the stockholders present in person or represented by proxy may adjourn the meeting from time to time without notice other than an announcement at the meeting until a quorum shall be obtained. At any such adjournment meeting at which there is a quorum, any business may be transacted which might have been transacted at the meeting originally called.

          6. At each meeting of the stockholders every stockholder having the right to vote shall be entitled to vote, in person or by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date no more than three (3) years prior to said meeting, unless said instrument provides for a longer period. Except as otherwise provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock having voting power registered in his name on the books of the Corporation on the date fixed as the record date for the determination of stockholders entitled to vote. The vote for directors, and, upon the demand of any stockholder the vote upon any question before the meeting, shall be by ballot. Except for the election of directors which shall be determined by a plurality vote under
Section 4 hereof, all questions and matters shall, unless otherwise provided by the Certificate of Incorporation, these By-laws, the rules or regulations of any stock exchange applicable to the Corporation, as otherwise provided by law or pursuant to any regulation applicable to the Corporation, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon. All proxies shall be filed with the Secretary.

          Notwithstanding any other provision in these By-laws or the Certificate of Incorporation, all proxies, consents, ballots and voting tabulations that identify stockholders shall be kept confidential, except when disclosure is mandated by applicable law or such disclosure with respect to a proxy, consent, ballot or voting of particular stockholders is expressly requested by such stockholders. The tabulators and inspectors of election in respect to all proxies, consents, ballots and voting with respect to the Corporation shall be independent and not be directors, officers or employees of the Corporation.

          7. Written notice of the annual meeting of stockholders shall be mailed, postage prepaid, at least ten (10) days prior to the meeting to each stockholder entitled to vote thereat at such address as appears on the stock transfer books of the Corporation.

          8. Each election of directors shall be conducted by one (1) inspector or judge, who may or may not be a stockholder, appointed by the presiding officer of the meeting. The inspector or judge shall be sworn to the faithful performance of his duties and shall, in writing, certify to the returns. No person who is a candidate for the office of director shall be an inspector or judge.

          9. A complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order with the residence of each and the number of voting shares held by each, shall be prepared by the Secretary and filed in the office where the election is to be held or at a place within the city where the meeting is to be held, which place shall be specified in the notice of meeting, at least ten (10) days before every election, and shall at all times during the usual hours for business and during the whole time of said election be open to the examination of any stockholder.

          10. Special meetings of the stockholders, for any purpose or purposes unless otherwise prescribed by statute, may be called at any time by the Board of Directors and shall be called by the Chairman of the Board, or either Co-Chairman of the Board, as the case may be, or the Secretary at the request in writing of stockholders owning a majority in voting power of the issued and outstanding capital stock of the Corporation. Such request shall state the purpose or purposes of the proposed meeting.

          11. Business transacted at all special meetings of stockholders shall be confined to the matters stated in the call.

          12. Written notice of each special meeting of stockholders, stating the time and place and the purposes for which the meeting is called, shall be mailed, postage prepaid, at least ten (10) days before such meeting, to each stockholder entitled to vote thereat at such address as appears on the stock transfer books of the Corporation.

          12A. Written notice of the intent to make a nomination for election to the Board of Directors or to have any other matter considered at a meeting of stockholders, which is a proper matter for stockholder action at such meeting, must be received by the Secretary of the Corporation not later than (a) with respect to an annual meeting of stockholders, 45 days in advance of such meeting; and (b) with respect to a special meeting of stockholders, the close of business on the seventh day following the date on which notice of the meeting is first given to stockholders. The notice must contain (a) the name and address of the stockholder who intends to (i) make a nomination for election to the Board of Directors and of the person or persons to be nominated or (ii) propose such business, as the case may be; (b) a representation that the stockholder is a holder of record of the Corporation's stock entitled to vote at the meeting and the class and number of shares of the Corporation which are beneficially owned by the stockholder; (c) in connection with consideration of any matter unrelated to the election of directors, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; (d) with respect to nominations for election to the Board of Directors, a description of all arrangements or understandings between the stockholders and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominee or nominations are to be made by the stockholder; (e) with respect to nominations for election to the Board of Directors, such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors of the Corporation; and (f) with respect to nominations for election to the Board of Directors, the consent of each nominee to serve as a director of the Corporation if so elected.

                                    DIRECTORS

          13. To make a nomination for election to the Board of Directors at any meeting of stockholders, a stockholder of the Corporation must comply with the procedures set forth in Section 12A hereof. The property and business of this Corporation shall be

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managed by or under the direction of its Board of Directors. Directors need not be stockholders.

          14. The directors may hold their meetings, have one or more officers and keep the books of the Corporation outside of Delaware at such place or places as they may from time to time determine.

          15. The Board of Directors shall have and exercise all the powers belonging or pertaining to the Corporation as fully and in all respects and with like effect as the stockholders in their corporate capacity could have and exercise the same, excepting only as to such matters as by law, or the Certificate of Incorporation or these By-laws require the action of the stockholders. The Board of Directors shall have the power to create such offices and appoint such officers, in addition to those prescribed by these By-laws, and such other agents and officers, agents and employees, including the officers provided for in these By-laws; to declare and pay such dividends out of the net earnings of the Corporation as it deems proper; to fix from time to time the amount to be reserved as working capital; to hold in reserve such part of the earnings as it deems proper and to invest the same in any property necessary or property in its judgment, to carry on, improve and enlarge the business and property of the Corporation; to incur such indebtedness, to enter into such contracts, to acquire such property, to sell, convey, transfer, mortgage and exchange such portions of the property of the Corporation, and generally to conduct, manage and control the business and property of the Corporation in such manner as the directors, in their judgment, deem proper.

                                          COMMITTEES

          16. The Board of Directors may, by resolution, establish an Executive Committee which shall consist of not less than two (2) members of the Board of Directors. The Executive Committee shall consist of the Co-Chairmen of the Board and such other members of the Board of Directors as may be appointed by such resolution. Subject to the limitations imposed by the laws of Delaware, the Certificate of Incorporation, these By-laws or a resolution of the Board of Directors, the Executive Committee shall have the authority to exercise all of the powers of the Board of Directors in the management and business affairs of the Company. The Executive Committee shall keep regular minutes of its proceedings and report the same to the Board when required.

          17. The Board of Directors may, by resolution, designate such additional standing committees or special committees of the Board of Directors as it may, from time to time, deem appropriate.

                            COMPENSATION OF DIRECTORS

          18. Directors shall be compensated for their services in such manner as the Board of Directors may determine, and in addition to such allowance they shall be reimbursed for necessary traveling expenses incurred in attending the meetings away from their respective homes. The Corporation shall not enter into or extend any agreements or

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
arrangements pursuant to which compensation would be paid to any director, officer or employee of the Corporation contingent upon a change of control, merger or acquisition of the Corporation, without the affirmative vote of a majority of the issued and outstanding stock of the Corporation entitled to vote.

          19. Members of the Executive Committee or other special or standing committees shall also be compensated in such manner as the Board of Directors may determine.

                              MEETINGS OF THE BOARD

          20. The newly elected Board may meet, at the place of holding and immediately following the annual meeting of the stockholders at which they are elected, for the purpose of organization, election of officers and transacting such other business as shall be brought before the meeting, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a majority of the whole Board shall be present, or they may meet at such place and time as shall be fixed by the Chairman of the Board or the majority of the directors on like notice as hereinafter provided for the calling of special meetings of the Board.

          21. Regular meetings of the Board may be held without notice at such time and place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the Chairman of the Board, or either of the Co-Chairmen of the Board, as the case may be, on five (5) days' notice to each Director by mail or on one (1) day's notice to each Director by telephone or telegram. Special meetings shall be called by the Chairman of the Board, or either of the Co-Chairmen of the Board, as the case may be, or the Secretary in like manner and on like notice on the written request of as majority of the directors.

          22. At all meetings of the Board the presence of a majority of the directors shall be necessary and sufficient to constitute a quorum for the transaction of business and, except as may be otherwise specifically provided by law or by the Certificate of Incorporation or by these By-laws, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

                                    OFFICERS

          23. The officers of the Corporation shall be chosen by the Board of Directors at the first meeting of the Board after each annual meeting of stockholders and shall be a Chairman of the Board, or two Co-Chairmen of the Board who shall be members of the Board, a Chief Executive Officer, who need not be a member of the Board and a Secretary, who need not be a member of the Board. The Board of Directors may also choose one or more Vice Chairmen, a Treasurer, a Controller and such number of Assistant Secretaries, Assistant Treasurers and Assistant Controllers as it shall deem necessary, who shall hold their offices for such terms and shall have such authority, exercise such powers

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
and perform such duties as shall be determined from time to time by the Board. Any number of officers may be held by the same person.

          24. The officers of the Corporation shall hold office until their successors are chosen and qualify in their stead. Any officer, agent or employee of the Corporation may be removed or suspended at any time by the affirmative vote of a majority of the whole Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

                   DUTIES AND POWERS OF OFFICERS AND DIRECTORS

                THE CHAIRMAN OF THE BOARD/CHIEF EXECUTIVE OFFICER

          25. The Chairman of the Board, or the Co-Chairmen of the Board, as the case may be, shall preside at all meetings of the stockholders and of the Board of directors. Under the direction of the Board of Directors, the Chief Executive Officer of the Corporation shall have the general management and control, subject to the approval of the Board of Directors, of the business and property of the Corporation; shall direct all officers, employees and agents of the Corporation; shall see that all orders and resolutions of the Board of Directors are carried into effect; and shall perform all such other duties and exercise all such other powers as are usually incident and pertain to the chief executive officer of a corporation as well as such other duties and powers as the Board of Directors may from time to time prescribed. He may, from time to time, delegate to any other officer or officers any of his duties or powers.

          26. Either of the Co-Chairmen of the Board, in the absence of the other, shall perform the duties of the Chairman of the Board and shall perform such other duties as the Board of Directors may prescribe.


                     THE SECRETARY AND ASSISTANT SECRETARIES

          27. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the proceedings of the meetings of the stockholders and directors in a book to be kept for that purpose; and shall perform like duties for the Executive Committee and other standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors. He shall keep in safe custody the seal of the Corporation and when authorized by the Board of Directors or the Executive Committee affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature. He shall be sworn to the faithful discharge of his duty.


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
          28. Any Assistant Secretary shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the Board of Directors shall prescribed.

                       DUTIES OF OFFICERS MAY BE DELEGATED

          29. In case of the absence of any officer of the Corporation, or for any other reason the Board of Directors may deem sufficient, the Board may delegate, for the time being, the powers or duties of such officer to any other officer, or to any director, provided a majority of the entire Board of Directors concur therein.

                              CERTIFICATES OF STOCK

          30. The certificates for shares of capital stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder's name and number of shares and shall be signed by the Chairman of the Board, or either of the Co-Chairmen of the Board, as the case may be, and by the Treasurer or the Secretary or an Assistant Secretary. Any or all of the signatures on the certificates may be a facsimile.

          31. The form of the stock certificates of the Corporation shall be such as shall be prescribed and adopted by the Board of Directors from time to time.

          32. All certificates for shares of capital stock of the Corporation shall be registered by a Registrar, selected by the Board of Directors and certificates shall not be valid unless countersigned by such Registrar, which signature of the Registrar may be a facsimile.

          33. So long as the restrictions set forth in Article EIGHTH of the Certificate of Incorporation of the Corporation shall not have lapsed, all share certificates representing shares of capital stock shall bear a conspicuous legend as follows:

          "THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE EIGHTH OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS SUCH ARTICLE EIGHTH OF THE CERTIFICATE OF INCORPORATION MAY BE AMENDED FROM TIME TO TIME, REPRINTED IN ITS ENTIRETY ON THE BACK OF THE CERTIFICATE."

                               TRANSFERS OF STOCK

      34. Subject to Article EIGHTH of the Certificate of Incorporation of the Corporation, transfers of capital stock shall be made on the books of the Corporation only by the stockholder named in the certificate, in person or by duly authorized attorney. No

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
transfer shall be made unless and until the certificate previously issued for the share or shares to be transferred shall have been properly endorsed and surrendered for cancellation. All certificates shall be issued and all transfers shall be made by a Transfer Agent selected by the Board of Directors and certificates shall not be valid unless countersigned by such Transfer Agent, which signature of the Transfer Agent may be a facsimile.

          35. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, more than sixty (60) days prior to any other action, and in such case only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at such meeting, or to receive payment of such dividend or other distribution or allotment of rights, or to exercise any rights in respect of any change, conversion or exchange of stock, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

                             REGISTERED STOCKHOLDERS

          36. The Corporation shall be entitled to treat the holder of record of any share or shares of its capital stock as the absolute owner thereof for all purposes and shall not be bound to recognize any equitable or other interest in or claim to such shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.



                                LOST CERTIFICATES

          37. Any person requesting a certificate or evidence of stock to be issued in place of one lost or destroyed shall be required to make an affidavit of affirmation as to the loss or destruction in such manner as the Board of Directors may require, and to give the Corporation and its Transfer Agents and Registrars a bond in such sum, as they may require to indemnify the Corporation and its Transfer Agents and Registrars against any claim that may be made against them or either of them on account of the alleged loss of any such certificate, and the Board of Directors, being satisfied as to the loss or destruction of the missing certificate shall have power to order and direct a new certificate of the same tenor and for the same number of shares as the one alleged to be lost or destroyed to be issued in lieu thereof, provided however, that a new certificate may be issued without requiring any bond when, in the judgment of the Board of Directors, it is proper to do so. The Board shall have authority to make a general arrangement with its Transfer Agents and Registrars to provide an open penalty bond of indemnity without the necessity of individual bonds in each

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
case and evidence of such loss or destruction may be presented to the Transfer Agents and Registrars.

                               INSPECTION OF BOOKS

          38. No stockholder shall have the right to inspect any account nor book or document of the Corporation except as conferred by the laws of the State of Delaware.

                                   FISCAL YEAR

          39. The fiscal year shall begin the first day of April in each year.

                                    DIVIDENDS

          40. Dividends upon the capital stock of the Corporation, subject to the provision of the Certificate of Incorporation, if any, may be declared by the Board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock.

                                     NOTICES

          41. Whenever under the provisions of these By-laws notice is required to be given to any Director, officer or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, postage prepaid, addressed to such stockholder, officer or Director at such address as appears on the books of the Corporation, or in default of other address, to such Director, officer or stockholder, at the General Post Office in the City of Wilmington, Delaware and such notice shall be deemed to be given at the time when the same shall be thus mailed. Whenever any notice whatsoever is required to be given under the provisions of these By-laws, or under the provisions of the statutes of the State of Delaware, a waiver thereof in writing, signed by the stockholder, Director or officer entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   AMENDMENTS

          42. The Board of Directors, by a majority vote of the entire Board of Directors, may amend, alter or repeal these By-laws but any such action of the Board of Directors shall be subject to amendment or repeal by a majority vote of the stockholders at any annual meeting or at any special meeting called for such purposes. The stockholders may adopt a By-law or By-laws at any annual meeting or at any special meeting called for such purposes.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS


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
          43. To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") or any successor provisions thereto, (A) the Corporation shall (1) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding ("proceeding"), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and (2) pay, upon receipt of any undertaking to repay amounts advanced required by the DGCL, expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, and (B) the Corporation may (1) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee or agent of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and (2) pay expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Notwithstanding clause (A)(1) of the preceding sentence, the Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation. The foregoing indemnification and advancement of expenses provisions shall not be deemed exclusive of any other rights to indemnification or advancement of expenses to which any such person may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise and are deemed to be contract rights with respect to each person entitled to the benefits of such new provisions. Any change in law that purports to restrict the ability of the Corporation to indemnify or advance expenses to any such person shall not affect the Corporation's obligation or right to indemnify and advance expenses to any such person with respect to any action, claim, suit or proceeding that occurred or arose or that is based on events or acts that occurred or arose, prior to such change in law.

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